FORM 3



                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person(1)


Richey                             Shannon                  M.
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   (Last)                            (First)              (Middle)

4355 Varsity Drive Suite E
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                                    (Street)

Ann Arbor                              MI                  48108
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

May 4, 2000
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

Genomic Solutions Inc., Nasdaq National Market System, (GNSL)
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5.   Relationship of Reporting Person to Issuer
               (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
          Vice President of Genomics
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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More Than One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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Callable Common Stock                         11,600                     D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly
                           (Print or Type Responses)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Securities                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Options                   (1)       6/23/2004       Callable Common        5,000              $.07            D
                                                    Stock
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Options                   (2)       1/15/08         Callable Common        2,400              $.37            D
                                                    Stock
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Options                   (3)       8/6/09          Callable Common        6,000              $2.00           D
                                                    Stock
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Options                   (4)       11/3/09         Callable Common       20,000              $2.00           D?
                                                    Stock
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Explanation of Responses:

(1) These options were issued on June 23, 1997 and will vest upon completion of the Company's initial public offering.
(2)  These options were issued on January 15, 1998 and will vest as follows:
     800 on 1/15/01; 800 on 1/15/02 and 800 on 1/15/03.
(3)  These options were issued on August 6, 1999 and will vest as follows:
     1,200 on 8/6/00; 1,200 on 8/6/01; 1,200 on 8/6/02; 1,200 on 8/6/03 and
     1,200 on 8/6/04.
(4) These options were issued November 3, 1999 and will vest as follows: 4,000 on 11/3/00; 4,000 on 11/3/01; 4,000 on 11/3/02; 4,000 on 11/3/03; and
     4,000 on 11/3/04.
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/s/ Shannon Richey                                          5/4/00
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        Signature of Reporting Person(1)                          Date

  (1)Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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                           (Print or Type Responses)